Exhibit 7L

Agreement of Joint Filing

        The undersigned hereby agree that the Schedule 13D filed on or about the date hereof with respect to the beneficial ownership by the undersigned of shares of Common Stock, par value $0.01 per share, of NetLojix Communications, Inc., as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of the undersigned. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: February 18, 2003.	/s/ ANTHONY E. PAPA
Anthony E. Papa

Dated: February 18, 2003.	/s/ JAMES P. PISANI
James P. Pisani

Dated: February 18, 2003.	NETLOJIX ACQUISITIONS CORPORATION

By:/s/ ANTHONY E. PAPA
Anthony E. Papa
Chief Executive Officer